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                                                                     Exhibit 5.1

            [LETTERHEAD OF HOLME ROBERTS & OWEN, LLP APPEARS HERE]

August ___, 1998

Board of Directors
Colorado Greenhouse Holdings, Inc.
6811 Weld County Road #31
Fort Lupton, Colorado 80621

Re:  Colorado Greenhouse Holdings, Inc.
     Registration Statement on Form S-1 (File No. 333-57329)

Gentlemen:

As counsel for Colorado Greenhouse Holdings, Inc., a Delaware corporation (the "Company"), we have examined the above-referenced Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Registration Statement"), that the Company is filing with respect to the registration of 5,750,000 shares (the "Shares") of its Common Stock, including 2,250,000 shares of its Common Stock to be issued concurrently with the offering upon conversion of outstanding shares of the Company's preferred stock (the "Preferred Stock").

We have also examined the Company's Certificate of Incorporation, as amended, By-laws and the record of its corporate proceedings and have made such other investigation as we have deemed necessary in order to express the opinion set forth below.

Based on such investigation, it is our opinion that the Shares have been, or upon conversion of the Preferred Stock pursuant to the terms thereof will be, duly and legally issued and fully paid and non-assessable.

We hereby consent to all references to us in the Registration Statement and all amendments to the Registration Statement. We further consent to the use of this opinion as an exhibit to the Registration Statement. We express no opinion as to any matters not expressly set forth herein.

HOLME ROBERTS & OWEN LLP

By: /s/ Garth B. Jensen
   ----------------------------
      Garth B. Jensen, Partner